Exhibit Index

(h)(5) Transfer Agency Agreement between Strategist Income Fund, Inc. on behalf of its underlying series funds and American Express Client Service Corporation.

(i) An opinion and consent of counsel as to the legality of securities being registered.

(p)(2) Officers' Power of Attorney to sign Amendments to this Registration Statement, dated April 20, 1999.

(p)(3)    Trustees Power of Attorney, dated January 14, 1999.

(p)(4)    Officers' Power of Attorney, dated March 1, 1999.